Exhibit 1.1

This AMENDMENT (the “Amendment”) to the Underwriting Agreement (the “Agreement”), dated as of July 12, 2012, is entered into by and among Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Aegis Capital Corp. (“Aegis”), Fordham Financial Management, Inc. (“Fordham” and with Aegis, the “Representatives”) and the Attorney-in-Fact for the Selling Stockholders named therein (the “Attorney”) as of July 13, 2012.

WHEREAS, the parties desire to amend the Agreement in certain respects.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement.

2.	The heading of the Agreement is hereby amended to read: “4,796,650 Shares of Common Stock.”

3.	The first paragraph of Section 1 is hereby deleted and replaced in its entirety by the following:

“1. INTRODUCTION. Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several Underwriters listed in Schedule A hereto (the “Underwriters”), for whom Aegis Capital Corp. (“Aegis”) and Fordham Financial Management, Inc. (“Fordham”) are acting as the representatives (the “Representatives”), pursuant to the terms and conditions of this Underwriting Agreement (this “Agreement”), 4,796,650 shares of common stock, $0.0001 par value per share (the “Common Stock”) of the Company (collectively, the “Firm Stock”), as set forth in Schedule A hereto.

4.	Schedule A of the Agreement is hereby deleted and replaced in its entirety with the following:

UNDERWRITERS

Underwriters	Total Number of Firm Stock to be Purchased	Number of Additional Stock to be Purchased if the Over-Allotment Option is Fully Exercised
Aegis Capital Corp.	4,748,684	685,387
Fordham Financial Management, Inc.	47,966	6,923
TOTAL	4,796,650	692,310

5.	Schedule C of the Agreement is hereby deleted and replaced in its entirety with the following:

PRICING INFORMATION

Number of shares of Firm Stock to be sold: 4,796,650 shares

Public Offering Price per share of Firm Stock: $3.25 per share

Underwriting Discount: $0.2275 per share

Net Proceeds to Company (before expenses): $14,497,875

PERMITTED FREE WRITING PROSPECTUSES

None.

6.	Except as amended hereby, the Agreement shall remain unmodified and is hereby ratified in all respects.

7.	This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[the balance of this page is intentionally left blank]

IN WITNESS WHEREOF, the Company, Aegis, Fordham and the Attorney have executed this Amendment as of the date first written above.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Mark D. McGregor
Name:	Mark D. McGregor
TITLE:	Chief Financial Officer

AEGIS CAPITAL CORP.

By:	/s/ David Bocchi
Name:	David Bocchi
Title:	Senior Managing Director, Investment Banking

FORDHAM FINANCIAL MANAGEMENT, INC

By:	/s/ William Baquet
Name:	William Baquet
TITLE:	Chief Executive Officer

THE SELLING STOCKHOLDERS NAMED IN SCHEDULE B OF THE AGREEMENT

By:	/s/ Mark D. McGregor
Attorney-in-Fact

3